Exhibit 99.1

Alkermes Contacts:

For Investors:  Sandy Coombs, +1 781 609 6377

For Media:  Katie Joyce, +1 781 609 6806

Alkermes Announces Updates to Executive Leadership Team

—	Blair C. Jackson Appointed Chief Operating Officer and Iain M. Brown Named Chief Financial Officer, Positioning Company for Continued Strong Execution of Business Strategy —

—	Newly Appointed COO and CFO Will Oversee Implementation of Recently Announced Value Enhancement Plan —

DUBLIN, Jan. 6, 2021 – Alkermes plc (Nasdaq: ALKS), a fully integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology, today announced a series of changes to its executive leadership team. Blair C. Jackson has been appointed chief operating officer (COO) and Iain M. Brown will assume the role of chief financial officer (CFO), replacing James M. Frates. Mr. Frates will leave the company following a 20-year career at Alkermes to pursue another opportunity.

“Alkermes is focused on executing on our business strategy, including the implementation of our recently-announced Value Enhancement Plan. I am pleased to have Blair and Iain assume these key leadership roles at this pivotal time as we position the company for our next stage of growth and advance our commitment to delivering value to all of our stakeholders,” said Richard Pops, chairman and chief executive officer of Alkermes. “On behalf of the entire Alkermes team, I want to thank Jim for his countless contributions to the organization. Jim’s dedication and commitment to Alkermes and the disease areas we serve has been an inspiration to us all. We are grateful for his leadership during his tenure and wish him the best in his future endeavors.”

Mr. Jackson will expand his current role as senior vice president of corporate planning to become executive vice president and COO, a newly created role which will oversee global operations, quality, finance, information technology, and corporate planning. Mr. Jackson has more than 20 years of experience in the biopharmaceutical industry and has served in various positions in both a scientific and corporate capacity at Alkermes. Mr. Jackson received a Bachelor of Arts degree in Biochemistry from the University of Calgary, a Bachelor of Arts in Chemical Engineering and

a Master of Business Administration from the University of Alberta, and a Master of Science in Chemical Engineering from the Massachusetts Institute of Technology.

Mr. Brown, currently senior vice president and chief accounting officer, will assume full responsibility for the finance organization in his new role as CFO with additional oversight of the business planning, procurement and strategic sourcing functions. Mr. Brown is a highly-accomplished finance professional and Chartered Accountant with more than 24 years of experience in the biopharmaceutical industry, with a strong track record in operational finance and financial compliance. Mr. Brown received a Bachelor of Science degree in Business Studies from the University of Bradford, England.

“It has been a great privilege to be part of the Alkermes team and I am incredibly proud of all that the organization has accomplished,” said Mr. Frates. “I depart with confidence knowing that the organization is strong and well positioned to support its fundamental mission of making a meaningful difference in the lives of people living with serious mental illness, addiction and cancer.”

About Alkermes

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on addiction and schizophrenia, and a pipeline of product candidates in development for schizophrenia, bipolar I disorder, neurodegenerative disorders and cancer. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the company’s expectations concerning future financial and operating performance, business plans or prospects, including the company’s ability to execute on its business strategy, position itself for growth and deliver value to its stakeholders; and the potential therapeutic and commercial value of the company’s marketed and development products focused on serious mental illness, addiction and cancer. The company cautions that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the cost structure review and optimization activities being undertaken by the company may not yield the intended results; the company may not be able to achieve its targeted financial metrics, profitability or long-term value creation in a timely manner or at all; the unfavorable outcome of litigation, including so-called “Paragraph IV” litigation and other patent litigation, related to any of the company’s products or products using the company’s proprietary technologies, which may lead to competition from generic drug manufacturers; clinical development activities may not be completed on time or at all; the results of the company’s clinical development activities may not be positive, or predictive of real-world results or of results in subsequent clinical trials; regulatory submissions may not occur or be submitted in a timely manner; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the company’s products, such as decisions not to approve the company’s NDAs, including the NDA for ALKS 3831; the company and its licensees may not be able to continue to successfully commercialize their products; there may be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to governmental payers; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; the impacts of the ongoing COVID-19 pandemic and continued efforts to mitigate its spread on the company’s business, results of operations or financial condition; and those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at

www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

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